Exhibit 10.C

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into by and between Viad Corp, including its subsidiary and affiliated companies (collectively, "Employer" or the “Company”), and Paul B. Dykstra ("Employee") (collectively referred to as the “Parties”) on the terms and conditions set forth below.

WHEREAS, Employer and Employee are parties to an Employment Agreement entered into as of May 15, 2007 and subsequently amended pursuant to Amendment No. 1 to Employment Agreement entered into as of February 27, 2013 (collectively, the “Employment Agreement”);

WHEREAS, Employee’s employment with Employer will end as of December 3, 2014 (the “Separation Date”) under circumstances entitling Employee to the compensation and benefits specified in Section 5(a) of the Employment Agreement;

WHEREAS, Employer intends to provide Employee with the severance allowance as provided in the Employment Agreement; and

WHEREAS, Employee desires, in exchange for such severance allowance and in accordance with the Employment Agreement, to waive and release any and all claims that Employee may have against Employer.

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the Parties mutually agree as follows:

1.    Effective Date.

A.    Employee’s employment with Employer will end on the Separation Date, and Employer and Employee agree that such date will be the date of Employee’s “separation from service” with Employer for purposes of Section 409A of the Internal Revenue Code (the “Code”). Given the Parties’ disclosure obligations with respect to the Separation Date, Employee hereby waives the obligation of Employer under Section 5(c) of the Employment Agreement to present the Release to Employee at least three (3) days before the Separation Date.

B.    Effective Date Of Agreement. This Agreement shall be effective as provided in the following acknowledgement: Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act ("ADEA"). Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and release contained in this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the Older Workers' Benefit Protection Act, that: (i) her/his waiver and release does not apply to any rights or claims that may arise after the Effective Date (defined below) of this Agreement; (ii) Employee should consult with an attorney prior to executing this Agreement; (iii) Employee has at least twenty-one (21) days to consider this Agreement (although Employee may by his/her own choice execute this Agreement earlier); (iv) Employee has seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; and (v) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”). Employee may revoke this Release only by giving Employer written notice of Employee's revocation of this Release, to Deborah J. DePaoli, Employer’s General Counsel and Secretary, to be received by Employer by the close of business on the seventh (7th) day following Employee's execution of this Release.

2.    Severance Benefits.

A.    Provided that Employee does not revoke this Agreement as provided in

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Paragraph 1(B) above, and the Employee complies with all other terms and conditions set forth herein and all post-employment obligations under the Employment Agreement, Employer shall provide to Employee the following amounts and benefits at the times specified, pursuant to Paragraph 5(a) of the Employment Agreement:

(i)    a severance allowance pursuant to Paragraph 5(a)(i) of the Employment Agreement equal to $2,212,968, which shall be paid in a single lump sum, less applicable withholdings, on January 7, 2015;

(ii)    Medical benefits pursuant to Paragraphs 4(d), 5(a)(ii) and 17 of the Employment Agreement;

(iii)    Prorated vesting of all awards described in Paragraph 5(a)(iii) of the Employment Agreement, effective as of the Separation Date, subject to Employee’s satisfaction of applicable withholding obligations;

(iv)    Payment of any pro-rata portion of the performance-based awards described in Paragraph 5(a)(iv) of the Employment Agreement, which shall be paid in a single lump sum, less applicable withholdings, on March 13, 2015; and

(v)    Reimbursement of the cost of outplacement services for a period of no more than two years (or Employee’s placement with a new employer, if earlier) up to a maximum of $50,000, not to exceed $25,000 per calendar year, as specified in Paragraph 5(a)(v) of the Employment Agreement.

The reimbursements and benefits set forth in Paragraphs 2(A)(ii) and (v) above will be provided in a manner consistent with Section 409A of the Code and shall satisfy the following provisions: (i) the amount of expenses eligible for reimbursement and the benefits provided during a calendar year shall not affect the expenses eligible for reimbursement or benefits provided in any other calendar year; (ii) any reimbursement will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred; (iii) the right to reimbursement or provision of medical benefits is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of an in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.

Employee hereby agrees and acknowledges that Employee will not be entitled to any other payments from Employer, including but not limited to any payment for any bonus, incentive, and/or other similar plan of Employer, including but not limited to the Management Incentive Plan and/or any other incentive or bonus program of Employer. Employee further hereby acknowledges payment by separate check a lump sum payment, less any and all statutory deductions, for all earned but unused vacation pay accrued by Employee as of the Separation Date pursuant to Company policy. Notwithstanding the foregoing, this Agreement does not amend or alter the terms and conditions of, or otherwise terminate any rights of Employee under, the Viad Corp Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”), effective as of January 1, 2013, the Viad Corp Supplemental Pension Plan, amended and restated as of January 1, 2005 for Code Section 409A, or the Viad Corp Retirement Income Plan (now known as the MoneyGram Pension Plan).

B.    Employee’s eligibility to make contributions to the Employer's 401(k) Plan (also known as the “TRIM” plan) and Supplemental 401(k) Plan, and Employer’s matching obligation under those Plans, will cease as of the Separation Date, and any distribution of Plan funds will be in accordance with the provisions of those Plans the 401(k) Program. Employee will receive information explaining Employee’s options with regard to Employee’s account in Employer’s 401(k) program from the plan administrator, T. Rowe Price, approximately three (3) weeks after the end of the month following the Separation Date. Except as otherwise provided in Paragraph 2(A)(ii) above, Employee’s eligibility for Employer’s health benefit program (medical, dental, vision) shall terminate on December 31, 2014, at

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which point Employee will be eligible for continuation of coverage pursuant to COBRA. Employee’s participation in any other Employer-sponsored perquisite programs including, but not limited to, health club and cell phone will also cease as of the Separation Date. Employee’s Life Insurance, Short-Term Disability, Long-Term Disability and Business Travel Accident insurance coverage will cease as of the Separation Date.

C.    The payment and provision of any payments and/or benefits provided herein shall be contingent upon Employee’s compliance with the covenants set forth in this Agreement and all post-employment obligations under the Employment Agreement, including, without limitation, the Confidentiality, Noncompetition and Nondisparagement obligations set forth in Section 7 of the Employment Agreement and the Post-Employment Obligations set forth in Section 8 of the Employment Agreement. Any breach of the covenants set forth in this Agreement or the Employment Agreement will cause Employee to forfeit any right to continued payment or provision set forth in this Agreement regardless of the amount provided or paid prior to the date of the breach. Employee will not be entitled to any of the payments and/or benefits provided herein until the occurrence of each of the following: (i) this Agreement is fully executed by the Parties hereto; (ii) this Agreement becomes effective as provided in Paragraph 1, above, and (iii) Employee has complied with the covenant contained in Paragraphs 6 and 10, below.

3.    Acknowledgments.

A.Acknowledgments by Employee. Employee acknowledges that Employee would not otherwise be entitled to consideration in the full amount set forth above were it not for Employee’s covenants, promises, and releases set forth hereunder. Employee further acknowledges and agrees that upon receiving the severance payment described above, Employee will have received all wages and other compensation or remuneration of any kind due or owed from Employer, including but not limited to all wages, overtime, or other wage premiums, bonuses, advances, vacation pay, severance pay, and any other incentive-based compensation or benefits to which Employee was or may become entitled or eligible. Finally, Employee acknowledges that Employer has provided Employee with all notices, leaves and benefits to which Employee may have been entitled to under the Family and Medical Leave Act, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Right Act, and/or any and all state statutes regarding employee leave (including but not limited to those regarding medical leave, family leave, military leave, civic leave, etc.).

B.Acknowledgements by Employer. Employer acknowledges and agrees that, in accordance with Paragraph 4(g) of the Employment Agreement, it will promptly reimburse all reasonable expenses incurred by Employee on or before the Separation Date in carrying out his duties under the Employment Agreement, provided that Employee complies with Employer’s policies, practices and procedures for submission of expense reports, receipts, or similar documentation of such expenses. Employer further acknowledges and agrees that, if Employer fails at any time to maintain a directors and officers liability insurance policy for the benefit of the Employer’s former directors, it will notify Employee in writing within three business days of the date such policy expires, is cancelled or otherwise terminates.

4.    Releases.

A.    Release by Employee. Employee on Employee’s own individual behalf and on behalf of Employee’s respective predecessors, heirs, successors and assigns, hereby releases and forever discharges Employer, and each of Employer's employees, shareholders, officers, directors, agents, attorneys, insurance carriers, parents, subsidiaries, divisions or affiliated organizations or corporations, whether previously or hereafter affiliated in any manner, and the respective predecessors, successors and assigns of all of the foregoing (collectively referred to hereinafter as "Released Parties"), from any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys' fees, and costs of any nature whatsoever, contingent, or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed, which Employee had, now has or may claim to have had as of the Effective Date against the Released Parties (whether directly or

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indirectly) or any of them, by reason of any act or omission whatsoever, concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys' fees and costs relating to or arising out of any alleged violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or a tort, or any legal restrictions on any of employer's right to terminate employees, or any federal, state, municipal or other governmental statute, public policy, regulation or ordinance, including but not limited to the following: the Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; 42 U.S.C. 12101, et. seq.; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act, including but not limited to any state version thereof; the Civil Rights Act of 1991; the Fair Credit Reporting Act; the Older Workers Benefit Protection Act; the Arizona Employment Protection Act, the Arizona Civil Rights Act, A.R.S. §§ 23-353, 23-355, 23-356, to the extent releasable under the law; and/or any other federal, state, city or local anti-discrimination and/or anti-harassment acts, leave laws, state wage acts and non-interference or non-retaliation statutes, regulations, and all other claims.

B.    Non-Releasable Claims. Notwithstanding the foregoing, Employee’s release does not release any claims that Employee cannot lawfully waive, nor does it release any rights of Employee under the Viad Corp Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”), effective as of January 1, 2013, the Viad Corp Supplemental Pension Plan, amended and restated as of January 1, 2005 for Code Section 409A, the Viad Corp Retirement Income Plan (now known as the MoneyGram Pension Plan), this Agreement, or the Indemnification Agreement Employer entered into with Employee on January 1, 2006 or any subsequent or amended version thereof.

5.    Employment References. Employee agrees to direct all reference requests to the Employer’s General Counsel. In response to any such inquiry, Employer shall make a reasonable effort to disclose no more than the following information: (i) dates of employment; (ii) last position held; and (iii) last wage or salary earned (confirmation of disclosed amounts only).

6.    Covenant to Return Employer Property. Employee hereby represents and warrants that on or before the Separation Date, Employee will return to the Employer all Employer property and documents in Employee’s possession including, but not limited to: Employer files, notes, records, computer equipment, peripheral and/or communication devices, electronic media containing computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, keys, and any other items provided to the Employee.

7.    Non-Disclosure/Non-Competition/Non-Solicitation Covenant. Employee acknowledges that during the course of Employee’s employment with Employer, Employee had access and was privy to Confidential Information (including trade secrets) important to Employer's business. Such Confidential Information includes, but is not limited to matters of a technical nature such as methods, formulae, compositions, processes, discoveries, research projects, equipment, machines, inventions, computer programs/systems, and similar items, matters of a business nature such as information about Employer’s payroll, costing, purchasing, pricing, profits, markets, sales, customers, customer lists, Employer sales materials, pricing information, business and marketing strategies, profit margins, customer preferences and requirements, records, memoranda, and company files, and matters pertaining to future developments, such as research and development, future marketing, product ideas, and merchandising. Employee acknowledges that such Confidential Information constitutes trade secrets pursuant to applicable statutes, including the Uniform Trade Secrets Act as adopted by the state in which the Employee resides, that the Confidential information is worthy of protection, that the Confidential Information is the sole property of the Employer, and that the covenants contained in this Agreement are a reasonable means to provide such protection. Accordingly, Employee agrees that during the remainder of Employee’s employment, following the termination of that employment, and for so long as the pertinent information or data remains Confidential Information, Employee shall not divulge or make use of any Confidential Information, directly or indirectly, personally or on behalf of any other person, business,

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corporation, or entity without prior written consent of Employer. Employee further acknowledges and agrees that any and all confidentiality agreements that Employee has previously entered into regarding Employer’s Confidential Information shall continue to remain in full force and effect and shall survive Employee’s separation of employment with Employer. Employee finally acknowledges and agrees that the agreement which provides the most protection to Employer’s Confidential Information (whether this Agreement or any confidentiality agreement previously entered into by Employee) shall govern Employee’s duties not to divulge or make use of Employer’s Confidential Information.

Employee further agrees and acknowledges that Employee executed other agreements with Employer, including but not limited to those regarding incentive/bonus plans, restricted stock, performance units, and stock options that contain similar confidentiality/trade secret obligations in addition to certain non-competition and non-solicitation provisions. Employee hereby agrees and acknowledges that those obligations and all post-employment obligations of Employee under the Employment Agreement remain in full force in effect, and nothing in this Agreement alters, amends, or changes those obligations in any way, shape, or form.

8.    Confidentiality. Employee agrees that Employee will keep the terms, amount, and fact of this Agreement completely confidential, and that Employee will not hereafter disclose any information concerning this Agreement to anyone; provided, however, that Employee may make such disclosure to Employee’s immediate family and to Employee’s professional representatives (e.g., attorneys, accountants, auditors, and tax preparers) all of whom will be informed of and agree to be bound by this confidentiality clause.

9.    Non-Disparagement. The Parties agree and promise that they will not undertake any harassing or disparaging conduct directed at the other Party, and that they will refrain from making any negative, detracting, derogatory, and unfavorable statements about the other Party. Employee further agrees and promises that Employee will not induce or incite claims of discrimination, wrongful discharge, or any other claims against Employer by any other person. The Parties hereby agree and acknowledge, however, that the terms of this Paragraph 9 would not and do not prevent them from providing truthful information in response to a legal subpoena and/or other legal process.

10.    Future Cooperation. Employee agrees to cooperate with the Employer and use Employee’s best efforts in responding to all reasonable requests by the Employer for assistance and advice relating to matters and procedures in which Employee was involved or which Employee managed or was responsible for while Employee was employed by the Employer.

11.    Claims Involving Employer. Employee represents that Employee has not instituted, filed or caused others to file or institute any charge, complaint or action against Employer. Employee covenants that, to the full extent permitted by law, Employee will not file or institute complaint or action against Employer with respect to any matters arising before or on the date Employee signs this Agreement. Employee will not recommend or suggest to any potential claimants or employees of Employer or their attorneys or agents that they initiate claims or lawsuits against Employer, and/or any of its subsidiaries, nor will Employee voluntarily aid, assist, or cooperate with any claimants or employees of Employer or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against Employer and/or its subsidiaries; provided, however, that nothing in this Paragraph 11 will be construed to prevent Employee from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving Employer.

12.    Entire Agreement. This Agreement embodies the entire agreement of all the Parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties to this Agreement, except for all post-employment obligations of Employee under the Employment Agreement and any other agreements between Employee and Employer regarding and/or including provisions addressing confidentiality, non-competition/non-solicitation; any Patent and Trade Secret Agreements, Use of Company-Owned Computer Systems Agreements, Always Honest Agreements, and/or any other

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separate agreements regarding other benefits including but not limited to incentive/bonus plans, restricted stock, stock option, performance units, pensions, retiree benefits, etc., which will remain in full force and effect, it being understood that this Agreement is in addition to and not in substitution for the covenants and obligations, including any and all confidentiality, non-competition, and non-solicitation provisions, contained in such agreements. The Parties to this Agreement acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreement, warranty, fact or circumstance, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the Parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

13.    Costs and Attorney’s Fees. The Parties agree that in the event of a breach of any provision of this Agreement, the prevailing party shall pay all costs and attorney's fees incurred in conjunction with enforcement of this Agreement, to the extent permitted by law.

14.    Governing Law. Arizona law shall govern the validity and interpretation of this Agreement, without regard to its choice of law principles.

15.    No Admission of Wrongdoing. It is understood and agreed by the Parties that the promises, payments and consideration of this Agreement shall not be construed as an admission of any liability or obligation by either party to the other party or any other person.

16.    Voluntary. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto. The Parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

17.    Newly Discovered Facts. The Parties hereby acknowledge that they may hereafter discover facts different from or in addition to those that they now know or believed to be true when they expressly agreed to assume the risk of the possible discovery of additional facts, and they agree that this Agreement will be and remain effective regardless of such additional or different facts. The Parties expressly agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.

18.    General Terms and Conditions.

A.	The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B.	This Agreement may be executed in two counterparts and via facsimile and/or email, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

C.	Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain

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unaffected. This Agreement shall not be construed in favor of one party or against the other.

D.
The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

E.
This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.

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19.    Arbitration. Except to the extent that claims by Employer or Employee are for injunctive relief, any disputes, claims or difference of opinion between Employee and Employer (including all employees, partners or contractors of Employer) involving the formation of this Agreement, or the meaning, interpretation, or application of any provision of this Agreement, or any other dispute between Employee and Employer which relates to or arises out of or relates to the employment relationship or severance thereof between the parties, shall be settled exclusively by binding arbitration before one neutral arbitrator pursuant to the Employment Rules of the American Arbitration Association applicable to employment related disputes, and judgment on the award rendered by the arbitrator may be entered and enforced in any court having jurisdiction thereof.

20.    409A Compliance. The parties hereto intend that (i) the payments set forth in Paragraphs 2(A)(i), (iii), and (iv) shall be treated as payments other than deferred compensation pursuant to the “short-term deferral” exception set forth in Treasury Regulation section 1.409A-1(b)(4), (ii) the payment set forth in Paragraph 2(A)(ii) shall be treated, to the maximum extent possible, as payments other than deferred compensation pursuant to the “medical benefits” exception set forth in Treasury Regulation section 1.409A-1(b)(9)(v)(B), and (iii) the reimbursements set forth in Paragraph 2(A)(v) shall be treated as payments other than deferred compensation pursuant to the exception for certain reimbursements set forth in Treasury Regulation section 1.409A-1(b)(9)(v)(A).”

Attestation

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE HEREBY STATES THAT, BEING OF LAWFUL AGE AND LEGALLY COMPETENT TO EXECUTE THIS AGREEMENT, EMPLOYEE HAS SIGNED THIS AGREEMENT AS A FREE AND VOLUNTARY ACT AND BEFORE DOING SO EMPLOYEE HAS BECOME FULLY INFORMED OF ITS CONTENT BY READING THE SAME OR HAVING IT READ TO EMPLOYEE SO THAT EMPLOYEE FULLY UNDERSTANDS ITS CONTENT AND EFFECT. OTHER THAN AS STATED HEREIN, THE PARTIES AGREE THAT NO PROMISE OR INDUCEMENT HAS BEEN OFFERED FOR THIS AGREEMENT AND THAT THE PARTIES ARE LEGALLY COMPETENT TO EXECUTE THE SAME.

EMPLOYEE FURTHER STATES THAT EMPLOYEE HAS BEEN ADVISED TO CONSULT AN ATTORNEY, THAT EMPLOYEE HAS BEEN GIVEN SUFFICIENT OPPORTUNITY TO REVIEW THIS DOCUMENT WITH AN ATTORNEY BEFORE EXECUTING IT AND THAT EMPLOYEE HAS DONE SO OR HAS VOLUNTARILY ELECTED NOT TO DO SO.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: December 3, 2014		VIAD CORP

	By:	/s/ Richard H. Dozer

Title: Director

Dated: December 3, 2014		/s/ Paul B. Dykstra
Paul B. Dykstra